[LETTERHEAD OF KPMG LLP]






The Board of Directors
Big Foot Financial Corp.:

We consent to incorporation by reference in the registration statement (No. 333-57981) on Form S-8 of Big Foot Financial Corp. of our report dated July 26, 2002, relating to the consolidated balance sheets of Big Foot Financial Corp. and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report is incorporated by reference in the June 30, 2002 annual report on Form 10-K of Big Foot Financial Corp.



                                  /s/ KPMG LLP


Chicago, Illinois
September 20, 2002